Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement on Form S-3 of Malibu Boats, Inc. of our report dated October 21, 2014, relating to our audit of the financial statements of Malibu Boats Pty Ltd as of and for the years ended June 30, 2014 and 2013, which report appears in the Current Report on Form 8-K/A of Malibu Boats, Inc. filed on October 30, 2014, and to the reference to our firm under the heading “Experts” in the prospectus which is part of the registration statement.

/s/ RSM Bird Cameron Partners

R B Miano

Partner

Melbourne, Victoria, Australia

7 May, 2015